EXHIBIT 99.1

FOR IMMEDIATE RELEASE

June 29, 2022

THE EASTERN COMPANY APPOINTS MARK HERNANDEZ AND MICHAEL MARDY

TO ITS BOARD OF DIRECTORS

NAUGATUCK, CT – June 29, 2022 - The Eastern Company (“Eastern”, or the “Company”) (NASDAQ:EML), an industrial manufacturer of unique engineered solutions serving commercial transportation, logistics, and other industrial markets, today announced that its Board of Directors (the “Board”) has appointed Mr. Mark Hernandez and Mr. Michael Mardy to the Board.

Mr. Hernandez serves as Executive Vice President at Navistar Inc, where he is responsible for global manufacturing, supply chain, and logistics.  Prior to Navistar, Mr. Hernandez was an Experienced Practice Expert (Manufacturing and Commercial Vehicles) at McKinsey & Company, focusing on business transformation.  From 1994 to 2016, Mr. Hernandez held several roles at Daimler AG and Daimler Trucks North America, where he was a member of Leadership 2020 G16, reporting to the Daimler Board of Management.

Mr. Mardy is currently a member of the board of Vince Holdings (NYSE: VNCE), LuLu’s Fashion Lounge (NASDAQ: LVLU), Newman’s Own, Inc., and Penn Medicine Princeton Health. He was previously a member of the board of directors of ModusLink Global Solutions, Keurig Green Mountain, DAVIDs TEA, and True Leaf Brands. From 2003 to 2018, Mr. Mardy served as Executive Vice President, Chief Financial Officer and Director of Tumi Holdings, an international manufacturer and marketer of travel goods and accessories based in South Plainfield, New Jersey. In addition to serving as an advisor to small growth companies, he has held several positions in finance working for Nabisco Brands and Keystone Foods and started his career at Coopers and Lybrand (now PricewaterhouseCoopers) as an audit supervisor.

The Company’s Chairman, James Mitarotonda commented, “We are delighted to add two highly capable directors to our board. They bring deep insight and experience within our industry, including manufacturing operations, and we expect they will each make an excellent contribution given their experience and proven leadership skills.”

About The Eastern Company

The Eastern Company manages industrial businesses that design, manufacture and sell unique engineered solutions to markets.  Eastern’s businesses operate in industries that offer long-term macroeconomic growth opportunities.  The Company operates from locations in the U.S., Canada, Mexico, U.K., Taiwan, and China.  More information on the Company can be found at www.easterncompany.com.

Investor Relations Contacts

The Eastern Company

Peter O’Hara or August Vlak

203-729-2255

112 BRIDGE STREET,  P.O. BOX 460,  NAUGATUCK,  CONNECTICUT  06770-0460

PHONE (203) 729 - 2255  *  FAX (203) 723 - 8653  *  WWW.EASTERNCOMPANY.COM